Exhibit 3.2

Delaware Page 1 The First State I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "ALZAMEND NEURO, INC. ", FILED IN THIS OFFICE ON THE TENTH DAY OF JUNE, A. D. 2016, AT 4:36 O'CLOCK P.M. A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS. 5976073 8100 SR# 20164412054 You may verify this certificate online at corp.delaware.gov/authver.shtml Authentication: 2024 73970 Date: 06-10-16

State of Delaware Secretary of State DMslon of Corporations . Deli"ered 04:36 PM 06/1012016 FILED 04:36 PM 06/1012016 STATE OF DELA\VARE CERTIFICATE OF AMENDMENT SR 20164412054 ? File~umber 5976073 OF CERTIFICATE OF INCORPORATION The corporation organized and existing m1der and by virtue of the General Corporation Law of the State of Delaware does hereby certify: FIRST: That the Board of Directors of Alza,mend Neuro, Inc. duly adopted, by unanimous vlritten consent pursuant to Sectio11 l41{f) of the General Corporation Law of the State of Delaivare, a resolution setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and recommending said amendment to the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows: RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Fourth Article thereof so that, as amended, said Article shall be and read as follows: FOURTH: The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is 310,000,000 shares. 300,000,000 shares shall be Common Stock, each having a par value of $0.0001. 10,000,000 shares shall be Preferred Stock, each having a par value of $0,0001. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to det2rmine or alter for each such series, such voting powers, full or limited, or no voting powers, a.nd such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. SECOND: That thereafter, in accordance with Section 228 of the General Corporation Law of the State of Delaware, shareholders of the corporation holding the necessary number of shares as required by statute adopted and approved the amendment by written consent. THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 27th day of May, 2016. Philip E. Mansour President and CEO